UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 16, 2010

THE TALBOTS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-12552	41-1111318
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Talbots Drive, Hingham, Massachusetts	02043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(781) 749-7600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 5 – Corporate Governance and Management

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           On April 16, 2010, the Board of Directors of The Talbots, Inc. (the “Company”) appointed Marjorie L. Bowen, a former Managing Director at investment banking firm Houlihan Lokey Howard & Zukin, Inc., and Andrew H. Madsen, the current President and Chief Operating Officer and member of the board of directors of Darden Restaurants, Inc., to serve as members of the Company’s Board of Directors (the “Board”) effective immediately.  Pursuant to the terms of the Agreement and Plan of Merger, dated as of December 8, 2009, by and among the Company, Tailor Acquisition, Inc. and BPW Acquisition Corp. (“BPW”), as amended, the Company agreed to appoint certain additional directors to the Board to be mutually agreed upon by the Audit Committee of the Board and BPW.  Ms. Bowen and Mr. Madsen comprise two of these additional directors and will stand for election at the Company’s upcoming annual meeting of shareholders.

The Board has determined that each of the newly appointed directors meets the independence requirements under the rules of the New York Stock Exchange and the Company’s independence standards, and there are no transactions between either Ms. Bowen or Mr. Madsen  and the Company that would require disclosure under Item 404(a) of Regulation S-K. At the time of the filing of this Current Report on Form 8-K, it has not been determined which committees of the Board Ms. Bowen or Mr. Madsen will serve on as directors.

In connection with their appointments and pursuant to the Company’s director compensation policy, Ms. Bowen and Mr. Madsen each received a one-time stock option award for 20,000 shares of Company common stock with a grant date of April 19, 2010.  Ms. Bowen and Mr. Madsen will also participate in the Company’s non-employee director compensation program as adopted on April 16, 2010.  Under this program, each non-employee director is entitled to an annual cash retainer of $50,000, an annual award of restricted stock units with a value of $50,000 and an annual award of stock options with a value of $50,000.  Further, under this program, the Audit Committee chair is entitled to an annual cash retainer of $20,000; the Compensation Committee chair and the Corporate Governance and Nominating Committee chair are each entitled to an annual cash retainer of $15,000; and the other members of each of these committees are entitled to an annual cash retainer of $10,000.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 16, 2010, the Board adopted the following substantive amendments to the Company’s by-laws effective as of that date: Section 2.1 of the by-laws has been amended to limit the number of directors to ten, a majority of which shall be independent, and to provide that the minimum number of directors that must serve on the Board is five directors; Section 2.6 of the by-laws has been amended to provide that a majority of the entire Board constitutes a quorum; Section 2.7 of the by-laws has been amended to delete the requirement for the affirmative vote of a majority of the entire Board for certain specified actions; Section 2.8 has been added to the by-laws in connection with the removal of the reference to the Chairman of the Board from Section 4.1 of the by-laws dealing with officers of the Company; Section 2.11 of the by-laws has been amended to require that director equity incentive compensation be pursuant to a stockholder-approved plan; and references to the “Vice Chairman” have been eliminated or replaced, where appropriate, with references to “Lead Director”.  These amendments, as well as related and other ministerial amendments, are reflected in the full text of the amended and restated by-laws attached as Exhibit 3.1(i) to this report and incorporated by reference into this Item 5.03. A copy of the amended and restated by-laws, marked to show the amendments effective April 16, 2010, is filed as Exhibit 3.1(ii) and is also incorporated by reference into this Item 5.03.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

d. Exhibits.

3.1(i)	Amended and Restated By-laws of The Talbots, Inc., effective as of April 16, 2010.

3.1(ii)	Amended and Restated By-laws of The Talbots, Inc., marked to show amendments effective as of April 16, 2010.

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TALBOTS, INC.

Dated: April 21, 2010	By:	/s/ Richard T. O’Connell, Jr.
		Name:	Richard T. O’Connell, Jr.
		Title:	Executive Vice President, Real Estate, Legal, Store Planning & Design and Construction, and Secretary